Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Basic Energy Services, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-180566, No. 333-180673) and on Form S-8 (No. 333-130509, No. 333-181674) of Basic Energy Services, Inc. and subsidiaries of our reports dated February 27, 2013, with respect to the consolidated balance sheets of Basic Energy Services, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Basic Energy Services, Inc.

Our report dated February 27, 2013, on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states the Company acquired Saltwater Disposal of North Dakota, LLC, Surface Stac Inc., SPA Victoria LP and Mayo Marrs Casing & Pulling, Inc. (collectively the “the Acquisitions”) during 2012, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, the Acquisitions’ internal control over financial reporting associated with total assets of $85.0 million and total revenues of $20.5 million included in the consolidated financial statements of Basic Energy Services, Inc. and subsidiaries as of and for the year ended December 31, 2012. Our audit of the internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the Acquisitions.

KPMG LLP

February 27, 2013